United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

United States Steel Corporation, a Delaware Corporation (herein called the “Corporation”), grants to the employee of the employing company identified below (the “Participant”) the number of Restricted Stock Units (“RSUs”) set forth below, each of which is a bookkeeping entry representing the equivalent in value of one share of the class of common stock of the Corporation set forth below:

Name of Participant:	PARTICIPANT NAME

Name of Employing Company	(the company recognized by the Corporation
on Date Hereof:	as employing the Participant)

Number of RSUs Granted:	# RSUs

Date of Grant:	GRANT DATE

By accepting this Award in any manner prescribed by the Corporation, the Participant agrees that (1) these RSUs are granted under and governed by the terms and conditions of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan as the same may be amended from time to time (the “Plan”) and the provisions of this Restricted Stock Unit Grant Agreement, including the Terms and Conditions contained herein and any special provisions for the Participant’s country of residence set out on Exhibit A (the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had opportunity to obtain the advice of counsel prior to accepting this Award and fully understand all provisions of the Plan and the Agreement.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.    Award: The Corporation has granted to the Participant the number of RSUs set forth in this Agreement. Each RSU represents the right to receive one share of the Corporation’s common stock (a “Share”) on the date specified in Section 6 below in settlement of each RSU that has vested as provided in Sections 3, 4 of 5, below. Unless and until the RSUs are vested in the manner set forth in Section 3, 4 or 5 below, the Participant will have no right to settlement of any such RSUs or any right to receive any Shares. Prior to settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Corporation, payable (if at all) only from the general assets of the Corporation.

2.    Restriction Period: The restriction period with regard to the RSUs shall commence on the date the RSUs are granted and end on the date the RSUs are settled as provided in Section 6, below. During the restriction period, the Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the RSUs, and any attempt to sell, transfer, assign, pledge or encumber any portion of the RSUs prior to end of the restriction period shall have no effect. During the restriction period, the Participant shall not be entitled to vote any Shares that may be received upon settlement of any vested RSUs and shall not receive dividends paid on those Shares. The Participant shall be entitled to receive dividend equivalents in cash; provided, however, the dividend equivalents shall not vest or be paid to the Participant unless and to the extent the underlying RSUs vest as provided in Section 3, 4 or 5 of this Agreement.

3.    Change in Control: If the Participant’s employment is terminated within two years following a Change in Control involuntarily (except for Cause) or, in the case of a Participant designated by the Corporation as executive management at the time of the Change in Control (“Executive Management”), voluntarily for Good Reason, each unvested RSU will immediately vest, except as otherwise determined by the Corporation with respect to any Participant who is not Executive Management.

4.    Termination of Employment: The full unvested Number of RSUs Granted will immediately vest upon the Participant’s death during employment or upon Termination of employment due to becoming Disabled, and a prorated Number of RSUs Granted that are scheduled to vest will vest upon a Termination of employment under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation based upon the number of complete months worked during the three-year vesting period commencing on the Date of Grant. Unvested RSUs will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause), such forfeiture being without consideration or without further action required of the Corporation or Employing Company.

5.    Vesting: Subject to Sections 3 and 4, in order to vest in the RSUs, the Participant must continue as an active employee of an Employing Company for three years from the Date of Grant, subject to the Employing Company’s right to terminate the Participant’s employment at any time for any reason. The RSUs shall vest on the three-year anniversary of the Date of Grant, provided that the Participant is continuously employed by an Employing Company through such anniversary.

Except as provided in Sections 3 and 4 of this Agreement, notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in the event of the Participant’s Termination of employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant’s

Retention Grant Agreement – February 2017

right to vest in the RSUs, if any, will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the RSUs.

6.    Settlement: RSUs that have vested shall be paid in Shares, along with any dividend equivalents with respect to those vested RSUs, within 45 days after the vesting date. The Corporation shall have no obligation to issue Shares unless and until the Participant has satisfied any applicable tax withholding obligations pursuant to Section 11 below and such issuance otherwise complies with all applicable law. Upon vesting and settlement of the RSUs, Shares shall be delivered free of all restrictions on transferability or forfeiture except for restrictions required by applicable laws and/or regulations and issued in the Participant’s name (or, in the event of the Participant’s death prior to such termination or such issuance, to the Participant’s estate) for the number of Shares subject to vested RSUs. The Participant shall not be entitled to delivery of any portion of the Shares until the corresponding portion of the RSUs has vested.

7.    Adjustments and Clawback: The number of RSUs awarded is subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. This Award shall be administered in accordance with, and is subject to, any clawback policies and provisions prescribed by the Plan, including but not limited to Section 7.07 thereof and all clawback and recoupment policies or provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any clawback or recoupment policies or provisions to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

8.    Interpretation and Amendments: This Award, the vesting and delivery of RSUs and the issuance of Shares upon vesting are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Participant, affect the rights of the Participant under this Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the RSUs or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Participant’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control.

9.    Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable U.S. and foreign laws. No Shares will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.

10.    Acceptance of Award: The Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Corporation.

11.    Withholding Taxes: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the RSUs, including the grant, vesting, or settlement of the RSUs or the subsequent sale of Shares (“Tax-Related Items”), is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the RSUs or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon vesting of the RSUs. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the RSUs, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company, any amount of Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the lapse of the restrictions on the RSUs, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the RSUs are considered nonqualified deferred compensation subject to Section 409A, the fair market value of the Shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

12.    Nature of the Award: Nothing herein shall be construed as giving the Participant any right to be retained in the employ of an Employing Company or affect any right which the Employing Company may have to terminate the employment of such Participant. Further, by accepting this grant of RSUs, the Participant acknowledges that:

a)
the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;

b)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

c)	all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Committee or its delegee, as applicable;

d)	the Participant is voluntarily participating in the Plan;

e)
the RSUs and the Shares subject to the RSUs are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;

f)
the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

h)	the grant of RSUs will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)	the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

j)
no claim or entitlement to compensation or damages arises from forfeiture of the RSUs resulting from termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)
it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the RSUs;

l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares underlying the RSUs;

m)	the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)
unless otherwise provided in the Plan or by the Corporation in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

o)	the following provisions apply only if the Participant is providing services outside the United States:

(i)	the RSU and Shares subject to the RSU are not part of normal or expected compensation or salary for any purpose; and
(ii) the Participant acknowledges and agrees that neither the Corporation, the Employing Company nor any Subsidiary or affiliate of the Corporation shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy: The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Employing Company and the Corporation hold certain personal information about the Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Participant acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Participant’s country. The Participant understands that Corporation may transfer Participant’s Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the RSUs. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant further understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service and career with the Employing Company will not be adversely affected. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the RSUs or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

14.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

15.     Code Section 409A: It is the intent that the vesting or the payments of RSUs set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of RSUs provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to an RSU is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant’s termination if the Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

16.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17.    Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

19.    Exhibit A: Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.

20.     Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

21.     Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.     Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

23.    Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

24.    Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

a)
“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

EXHIBIT A

Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

TERMS AND CONDITIONS

This Exhibit A includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if he or she works or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the RSUs are granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2017. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the RSUs are granted, the information contained herein may not be applicable.

CANADA

TERMS AND CONDITIONS

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for the Participant to receive a cash payment in settlement of the RSUs upon vesting and the RSUs are payable in Shares only.

Securities Law Commitment on Sale of Shares. As a condition of the grant of RSUs and the issuance of Shares upon vesting of the RSUs, the Participant undertakes to only sell, trade or otherwise dispose of any Shares issued to the Participant under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Participant will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Participant will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Corporation’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Participants are encouraged to seek specific advice about their individual situation before taking any action with respect to securities issued to them under the Plan.

By accepting this RSU, the Participant expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Participant understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

The following provisions will apply if the Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, this Exhibit A and all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de l'accord, cette pièce A, y ainsi que de tous documents, avis donnés et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement aux présentes.

Data Privacy. This provision supplements Section 13 of the Agreement:

The Participant hereby authorizes the Corporation and the Employing Company and their respective representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation and any Subsidiary or affiliate and the Committee to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Corporation and any Subsidiary or affiliate to record such information and to keep such information in the Participant’s employee file.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly RSUs) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Participant’s responsibility to comply with these reporting obligations, and Participant is encouraged to consult his or own personal tax advisor in this regard.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank) electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). It is the sole responsibility of the Participant to make such report.

Securities Disclaimer. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds €2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Participant will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Participant - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Participant, if any.

Securities Disclaimer. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Slovak Republic.

UNITED KINGDOM

NOTIFICATIONS

Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.